EXHIBIT 4.1
THIRD AMENDMENT TO SEVENTH AMENDED AND
RESTATED REVOLVING CREDIT AGREEMENT
     This Third Amendment to the Seventh Amended and Restated Revolving Credit Agreement (the “Amendment”) is made as of December 26, 2007, by and among Developers Diversified Realty Corporation, a corporation organized under the laws of the State of Ohio and DDR PR Ventures LLC, S.E. (collectively, the “Borrower”), JPMorgan Chase Bank, N.A., not individually, but as “Administrative Agent” for the several banks, financial institutions and other entities from time to time parties to the Credit Agreement described below, including one or more new or existing “Lenders” shown on the signature pages hereof (the “Lenders”).

R E C I T A L S
     A. Borrower, Administrative Agent and certain other Lenders have entered into an Seventh Amended and Restated Credit Agreement dated as of June 29, 2006, as amended by amendments dated March 30, 2007 and December 7, 2007 (as further amended from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.
     B. Pursuant to the terms of the Credit Agreement, the Lenders have agreed to provide Borrower with a Domestic Revolving Facility in an aggregate principal amount of $900,000,000 and a Global Revolving Facility in an aggregate principal amount of $300,000,000. The Borrower, the Administrative Agent and the Lenders now desire to amend the Credit Agreement in order to increase the Domestic Revolving Facility to $950,000,000 and JPMorgan Chase Bank, N.A., in its capacity as a Lender, has agreed to provide the increased Commitment.
     NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS
     1. The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.
     2. From and after the date hereof (the “Effective Date”) JPMorgan Chase Bank, N.A. shall be deemed to have increased its Domestic Revolving Commitment to $98,010,474 and its total Commitment shall be increased to $120,000,000. Schedule 1 of the Credit Agreement is hereby amended to reflect the foregoing amounts, and a copy of the updated Schedule 1 is attached hereto.
     3. From and after the Effective Date, the Aggregate Commitment shall equal One Billion Two Hundred Fifty Million Dollars ($1,250,000,000) and the Domestic Revolving Facility shall be Nine Hundred Fifty Million Dollars ($950,000,000).

     4. The Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct as of such date and the Borrower has no offsets or claims against any of the Lenders.
     5. As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.
     6. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.
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     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By	/s/ Francine J. Glandt

Print Name:	Francine J. Glandt

Title:	Treasurer & Vice President of Finance

DDR PR VENTURES LLC, S.E.

By	/s/ Francine J. Glandt

Print Name:	Francine J. Glandt

Title:	Treasurer & Vice President Finance

3300 Enterprise Parkway
Beachwood, Ohio 44122
Phone:  216/755-5775
Facsimile:  216/755-1775
Attention:  Chief Financial Officer
JPMORGAN CHASE BANK, N.A.,
Individually and as Administrative Agent

By	/s/ Thomas Kostal

Print Name:	Thomas Kostal

Title:	Vice President

277 Park Avenue
Third Floor
New York, NY 10172
Attention:  Kimberly Turner
Telephone:  (212) 622-8177
Facsimile:  (646) 534-0574